Exhibit 10.5
NATURAL RESOURCE GROUP, INC.
AGREEMENT FOR PROFESSIONAL SERVICES
(Minergy)
DATE:	April 26, 2006

PARTIES:	Natural Resource Group, Inc., a corporation Organized under and pursuant to the laws or the Stale of Minnesota (hereinafter “NRG”)

Minergy, a corporation organized under and pursuant to the laws of the State of Minnesota (hereinafter “Client”)
In consideration of the mutual covenants and agreements hereinafter contained, and intending to be bound legally thereby, it is agreed as follows:
1. Services. During the term of this Agreement, NRO will provide professional environmental services (hereinafter “Services”) at the request of Client pursuant to work orders (hereinafter “Order” if singular and “Orders” if plural) front Client, which Order or Orders cumulatively become part of this Agreement as Exhibit A. Each Order will set forth specifically the Services requested and the charges for the Services.
NRG will be responsible for obtaining any local, state, or federal licenses or permits needed to perform the Services under this Agreement. NRG will obtain landowner permission to enter private property as needed to perform the Services under this Agreement.
Unless directed otherwise, materials specifically required by regulatory agencies will he submitted by NRG to Client, and Client then will submit the materials to the appropriate agency.
2. No Assignment. No part of this Agreement will be assigned by NRG without the written approval of Client.
3. Term; Termination. The term of this Agreement shall be from the date of this Agreement until terminated in accordance with the provisions of this Agreement. This Agreement may be terminated by either Party upon seven (7) days written notice to the other party. Upon such termination, Client will pay NRG in accordance with Paragraph 4 the charges for all Services performed and expenses incurred hereunder up to the date of such termination,
4. Payment. Payment will be made by Client to NRG pursuant to monthly invoices itemizing the Services performed. All NRG invoices will be paid within thirty (30) days following receipt by Client.
5. Insurance. NRG will purchase and maintain such professional liability and other insurance as is appropriate for the Services being performed and burnished.
The insurance required by this Paragraph 5 shall include the specific coverages and be written for not less than the Mints of liability and coverages as hereinafter provided, or required by law, whichever is greater:
a.	Workers’ compensation insurance for the statutory limits and Employer’s Liability Limits of 51,000,000. Each Accident; $1,000,000. Disease-Policy Limit and $1,000,000. Disease-Each Employee.

b.	Commercial General liability insurance, including bodily injury, property damage and personal injury/advertising injury, with limits of not less than $1,000,000 for each occurrence, $2,000,000 general aggregate and $2,000,000 products & completed operations aggregate.

c.	Comprehensive Automobile liability insurance with combined single limit of $1,000,000.

d.	Professional liability including Pollution Incident Liability Coverage with limits of $1,000,000 per claim/aggregate.
Certificates for all such policies of insurance shall be provided to the Client upon written request. Certificates shall contain a provision that the coverage afforded will not be canceled, or non-renewed without at least thirty (30) days prior written notice has been given to Client. All such insurance shall remain in effect during the term of this Agreement.
6. Indemnification/Limitation of Liability. Subject to arty limitations stated in this Agreement, NEC will indemnify and hold harmless Client, its officers, directors, employees, agents and representatives, from and against liability for all claims, losses, damages and expenses, including reasonable attorneys fees, to the extent they are caused by a negligent act, error, or omission of NRG or any of its officers, directors, employees, agents, subcontractors or anyone else for whom NEC is legally responsible.. NRG wilt not be responsible for any loss, damage, or liability arising from any contributing negligent acts by Client, its officers, directors, employees, agents, subcontractors or anyone else from whom Client is legally responsible. Neither party will be responsible to the other for consequential damages including, but not limited to, loss of profit, loss of investment or business interruption. Client will seek recourse only against NRG and not against its employees, officers, directors or shareholders. NRG’s limit of liability due to breach of contract, warranty, or negligent acts, errors or omissions of NRG shall be Fifty Thousand & 00/100 Dollars ($50,000.00) or the fee paid to NRG under this Agreement, whichever is greater.
7. Hazardous Substances/Hazardous Waste. Client represents that if Client knows or has reason to suspect that hazardous substances, pollution or contamination may exist at any site where NRG is to perform Services for Client (“project site”), Client has fully informed NRG in writing. In the event NRG encounters hazardous substances, pollution or contamination beyond that disclosed by Client to NRG in writing, NRG may suspend its Services or terminate this Agreement. Client acknowledges that NRG has no responsibility as a generator, treater, storer, or disposer of hazardous or toxic substances found or identified at a project site. Client will defend, indemnify, and hold harmless NRG from any claim or liability arising out of NRG’s performance of Services under tins Agreement and made or brought against NRG for any actual or threatened environmental pollution or contamination except in the extent that NRG has negligently caused or contributed to any such pollution or contamination. This indemnification includes reasonable attorney fees and expenses incurred by NRG in defense of such claim.
8. Sample Ownership. All samples and cuttings of materials containing hazardous contaminants are the property and responsibility of Client. Removal of cuttings from the project site will remain the obligation of Client. Absent direction from Client, NRG may return all contaminated samples and laboratory byproducts to Client for proper disposal or treatment.
9. Buried Utilities. In those situations where NRG performs subsurface exploration, Client to the extent of its knowledge, will furnish to NRG information identifying the type and location of utilities and other man-made objects beneath the surface of the project site. NRG will take reasonable precautions to avoid damaging these utilities or objects. Prior to penetrating the project site’s surface, NRG will furnish Client a plan indicating the locations intended for penetration. Client will approve the location of these penetrations and authorize NRG to proceed.
10. Standard of Care. All work performed under the terms of this Agreement by NRG will meet or exceed the care and skill exercised by reputable members of its profession practicing under similar circumstances at the same time and in the same locality.
11. Confidentiality. All information related to the Orders and the Services pursuant to this Agreement will remain confidential. NRG will not divulge to anyone communication (or part or substance thereof) received from or given to Client in connection with NRG’s Services pursuant to this Agreement, except: (a) at the express and specific direction of Client; or (b) in compliance with the final order of a court of appropriate jurisdiction or of an administrative body of appropriate jurisdiction; or (c) as may be required by applicable rule, regulation, ordinance or law. Upon termination of this Agreement, NRG, if requested, will return to Client all maps, books, or other information or materials supplied by Client to facilitate the Services.
12. Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any section or provision hereof.
13. Attorneys’ Fees. In the event either party shall he successful in any suit for damages for breach of this Agreement, including nonpayment of invoices, or to enforce this Agreement or to enjoin the other party from violating this Agreement, such party shall be entitled to recover as part of its damages its reasonable legal costs and expenses for bringing and maintaining any such action.
14. Waiver of Terms and Conditions. The failure of either party in any one or more instances to enforce one or more of the terms or conditions of this Agreement or to exercise any right or privilege in this Agreement, or the waiver by either party of any breach of the terms or conditions of this Agreement, shall not be construed as thereafter waiving any such terms, conditions, rights, or privileges, and the same shall continue and remain in force and effect as if no such failure to enforce had occurred.
15. Governing Law. This Agreement shall he deemed to be an Agreement made under the laws of the State of Minnesota, and for all purposes it, plus any related or supplemental exhibits, schedules, documents, or notices, shall be construed in accordance with and governed by the laws of such state.

16. Construction. Wherever possible, each provision of this Agreement shall he interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be invalid under applicable law, such provision shall be ineffective only to the extent of such invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related document.
17. Survival. All express representations, indemnifications, or limitations of liability included in this Agreement will survive its completion or termination for any reason and NRG’s completion of the Services contemplated herein.
18. Notices. All notices given with respect to this Agreement shall be in writing to the parties at their respective addresses as shown in this Agreement.
19. Entire Agreement. This Agreement together with its Exhibit A constitutes and expresses the entire agreement and understanding between the parties hereto, and all previous discussions, promises, representations, and understandings between the parties hereto are merged herein.
The parties hereto have caused this Agreement to be appropriately executed as of the day and year first above written.

NATURAL RESOURCE GROUP, INC.			Minergy

By:	/s/ Todd A. Potas		By:	/s/ Daniel H. Arnold

	Its:	Principal		Its:	Chairman
	Date:	5/25/06		Date:	5/30/06
1000 IDS Center			4455 Theurer Blvd.
80 South Eighth Street			Winona, MN 55987-7304
Minneapolis, MN 55402
Attn: Todd Potas			Attn: Dan Arnold
Phone: (612) 339-4815			Phone: (507) 452-4043
Fax: (612) 347-6780			E-mail: danarnold@dcm-tech.com